EXHIBIT 10.5

AMENDMENT 1
to ASSET PURCHASE AGREEMENT

THIS AMENDMENT (“Amendment 1”) is made effective as of November 2, 2012 to the Asset Purchase Agreement dated September 7, 2012 (the “Agreement”) by and between Steele Land and Inspection, LLC, successor-by-assignment to Steele and Company, LP (“Steele”) and ENGlobal U.S., Inc. (“ENGlobal”).

WHEREAS, the parties wish to redefine the assets that Purchaser desires to purchase from ENGlobal as the assets of ENGlobal related to the operation of the Land Division of the “Field Solutions” business segment (the “Business”) and modify the Purchase Price; and

WHEREAS, the parties wish to update certain disclosure schedules; and

WHEREAS, the parties wish to delete or modify certain terms related to entering into a Staffing Agreement; and

WHEREAS, the parties wish to specify that an affiliate of Steele will be the Assignee under certain of the closing documents.

NOW THEREFORE, in consideration of the covenants and agreements hereinafter contained, the parties do hereby agree as follows:

1.
 The term “Business”, as defined in the Background Section shall be modified to mean the assets of Seller related to the operation of Seller’s land division of the Field Solutions business segment, including land acquisition.  The term shall not include Seller’s mid-stream inspection services business.

2.	Schedule 1.1(b) shall be replaced with the attached, revised Schedule 1.1(b).

3.	Schedule 1.1(d) shall be replaced with the attached, revised Schedule 1.1(d).

4.	Schedule 1.1(e)(i) shall be replaced with the attached revised Schedule 1.1(e)(i).

5.	Schedule 1.1(e)(ii) shall be replaced with the attached revised Schedule 1.1(e)(ii).

6.	Schedule 1.1(e)(iii) shall be replaced with the attached revised Schedule 1.1(e)(iii).

7.	Schedule 1.1(g) shall be replaced with the attached revised Schedule 1.1(g).

8.	Section 1.1(i) shall be deleted in its entirety.

9.	Schedule 1.2 shall be replaced with the attached revised Schedule 1.2.

10.	Section 2.1 Purchase Price. shall be replaced in its entirety with the following language:

“2.1 Purchase Price.  The Purchase Price for the Purchased Assets shall be two million nine hundred twenty-five thousand five hundred fifty-nine dollars and 60 cents ($2,925,559.60), paid with a Promissory Note as described in Section 2.1 (a) below and with a cash payment, as described in Section 2.1(b) below.

(a) Promissory Note. The Purchaser shall execute and deliver to Seller a two million nine hundred seventeen thousand nine hundred nine dollars and 60 cents dollar ($2,917,909.60) promissory note made payable to the order of Seller (the “Promissory Note”).  The Promissory Note shall (1) be secured by a second lien position on the Purchased Assets of the Business operation, (2) bear interest at 8% per annum, and (3) be payable in four (4) installments, with 25% of the remaining principal balance and interest paid at the end of year one following the Closing Date, 33% of the remaining principal balance and interest paid at the end of year two, 50% of the remaining principal balance and interest paid at the end of year three, and the remaining principal and interest paid at the end of year four.  Seller agrees to take all reasonable steps necessary, if any, to subordinate its claims to the Purchased Assets of the Business or assets later acquired by Steele in the operation of the Business, to any senior lender, and agrees to execute a subordination agreement substantially in the form of the attached Schedule 2.1 if requested by Purchaser.  The amount of the Promissory Note was established at three million dollars, less the Accrued Compensated Absences shown on Schedule 2.2 and the property tax accrual shown on Schedule 2.2.

(b) Cash.  The Purchaser shall pay cash on the Closing Date for the prepaid accounts in the amount set forth on Schedule 1.1(g) for such accounts.”
11.	Schedule 2.2 shall be replaced with the attached revised Schedule 2.2.

12.
Section 2.3 Allocation of Purchase Price shall be amended as follows: Purchaser and Seller agree that the Purchase Price of the Business is allocated between fixed assets and intangible assets as follows:

Fixed Assets--$20,718.92
Goodwill--$2,904,840.70

13.	Schedule 3.1 (c)(1) shall be replaced with the attached revised Schedule 3.1(c)(1).

14.	Section 3.1(g)(iii) shall be replaced with the following language:

“(iii)           As of the Effective Date, Seller has made a commercially reasonable effort to list all of the General Contracts to be acquired by Purchaser.  As of the Closing Date, Schedule 1.1(e)(iii) will be, to the best of Seller’s knowledge, a complete and accurate list of the General Contracts to be acquired by Purchaser under this Agreement.”

15.	Schedule 3.1(p)(iii) shall be replaced with the attached revised Schedule 3.1(p)(iii).

16.	Schedule 3.1(t)(iii) shall be replaced with the attached revised Schedule 3.1(u)(i).

17.	Section 3.1(w) shall be deleted in its entirety.

18.	Section 4.3 shall be replaced with the following language:

“4.3           Liens.  The Purchased Assets shall be subject to no liens or encumbrances other than Permitted Encumbrances.  Any other liens and encumbrances against the Purchased Assets shall be satisfied and Seller shall, immediately after Closing, file or cause to be filed with the applicable Secretary of State’s office and any applicable local County Clerk, a termination statement for any lien or encumbrance affecting any of the Purchased Assets not consented to by Purchaser other than Permitted Encumbrances.”

19.	Section 6.2 (d) shall be replaced with the following:

“Seller shall have used all commercially reasonable efforts to obtain and secure the written consent of its senior Lender, and obtained such consent and any necessary release of collateral as it pertains to the Purchased Assets.  Seller’s obligation to close is conditioned on obtaining the approval and consent of its Board of Directors and senior lender of these amended terms.”

20.	Section 6.1 (h) shall be replaced with the following language:

“The Parties must have reached agreement on a mutually acceptable Shared Use and Services Agreement whereby Seller provides office space, payroll, billing and IT support and infrastructure to Purchaser post-closing in exchange for certain monetary consideration.”

21.	Section 7.2 shall be replaced with the following:

“7.2           Time, Date, and Place of Closing.  The Closing shall occur at the office of  Seller at 654 N. Sam Houston Parkway E., Suite 400, Houston, Texas 77060 on November 2, 2012, or at such other time and date as the parties may mutually agree upon in writing (the “Closing Date”).

22.	Section 7.3 (a) shall be replaced with the following:

“7.3            Cash Payment at Closing.  Purchaser shall deliver to Seller, in certified funds, a check for the prepayments and prepaid accounts set forth on revised Schedule 1.1(g).”

23.	Section 7.3 (b) is deleted in its entirety.

24.	Section 7.6 Employees shall be replaced in its entirety with the following:

“Purchaser shall not be obligated to offer employment to any of Seller’s employees, but may at its option offer to employ such of Seller’s employees on such terms as Purchaser may determine in its sole discretion, except that compensation levels will be at least equivalent to those now in place as disclosed to Purchaser.  Any offer of employment which Purchaser extends to Seller’s employees is conditioned upon the Closing.  Balances for accrued compensated absences will be assumed by Seller and will be carried forward and credited to each employee’s account.”

25.	Section 7.7. Key Employees shall be replaced in its entirety with the following language:

“Purchaser has determined that the employees listed on Schedule 7.7 are vital to the viability and success of the Business as a Key Employee of Seller (“Key Employees”) in which event such Key Employees shall be offered an Employment Agreement on terms and conditions acceptable to Purchaser to be signed prior to Closing, but which shall become effective only upon Closing.”

Schedule 7.7 shall be replaced with the attached Schedule 7.7.

26.	Section 8.4 Accounts Receivable shall be replaced in its entirety with the following:

“In the event that Seller shall receive remittance from or on behalf of any account debtor with respect to the accounts receivable created after the Closing Date, Seller shall endorse without recourse such remittance to the order of Purchaser and forward such remittance to Purchaser within two (2) business days following receipt thereof.  Purchaser shall provide assistance to Seller to bill any unbilled amounts and to collect Accounts Receivable accruing prior to the Closing Date.

27.	Section 9.5 Right of Set-Off. The first sentence of the section shall be replaced in its entirety with the following:

“Upon written notice to Seller specifying in reasonable detail the basis for such set-off, Purchaser shall have the right to set off any amount to which it is entitled under Article 9 (Indemnity) against its payment obligations under the Promissory Note.”

28.	Section 9.6 Rights of Indemnitor and Exclusive Remedy. The third sentence of the section shall be replaced in its entirety with the following:

“Purchaser’s right to set-off as set forth in and limited by Section 9.5 is the exclusive manner in which the Purchaser may make a claim for Indemnity under this Article 9.”

Steele: Steele Land and Inspection, LLC By: /s/ Brandon Steele Brandon Steele_________________ Chief Executive Officer Title ____________________________ Date	ENGlobal ENGlobal U.S., Inc. By: /s/ William A. Coskey William A. Coskey, P.E Chief Executive Officer Title Date